Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports 15% Volume Growth and 10% Reduction in Average Cost per Test in the First Quarter of 2017

Integration of Southern California Facilities and Clarient Clients Now Complete

Ft. Myers, Florida – April 26, 2017 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today reported its results for the first quarter of 2017.

First Quarter 2017 Highlights:

•	Integration of Clarient clients and facilities now complete
•	15% increase in clinical genetic testing volume(1)
•	3% increase in consolidated revenue to $61.7 million despite integration distractions
•	10% reduction in average cost per clinical genetic test(1)
•	GAAP EPS of ($0.04) per share and non-GAAP Adj. Diluted EPS(2) of $0.03 per share

Consolidated revenues for the first quarter were $61.7 million, an increase of 3% over the same period last year.  Clinical genetic test volume(1) increased 15% year over year, and average revenue per clinical genetic test (“Revenue per Test”) decreased by 9% to $354, primarily due to changes in test mix as a result of the rapid growth of lower priced immunohistochemistry (IHC) tests over the last year.

Consolidated gross profit was unchanged compared to last year’s first quarter, but consolidated gross margin declined slightly to 44.1%.  Gross margin reductions were primarily due to the negative gross margin at PathLogic.  Average cost-of-goods-sold per clinical genetic test (“Cost per Test”) declined by 10% compared to the first quarter of 2016, which led to a slight improvement in gross margin for this business.

Consolidated operating expenses increased by $2.1 million, or 8%, from Quarter 1 2016, primarily as a result of increased payroll, depreciation and bad debt expenses.

Interest expense for the quarter decreased by $229,000, or 14%, from the first quarter of 2016 as a result of refinancing the bank debt in December of 2016 at significantly lower interest rates.  As previously reported, this financing enabled the Company to redeem $55 million of its Series A Redeemable Preferred Stock (55% of the preferred stock outstanding), which reduced the number of Adjusted Diluted Shares(2) outstanding by 8.5%.

Net loss in Quarter 1 was ($0.7) million, versus a net profit of $0.2 million in last year’s first quarter.  GAAP loss per share available to common stockholders, after deducting non-cash preferred stock charges, was ($0.04) in Quarter 1, versus ($0.07) per share in last year’s first quarter.

Adjusted EBITDA(2) was $7.1 million in the first quarter as compared to $8.2 million in the prior year, primarily as a result of increased overtime and other inefficiencies caused by the final Clarient integration activities in Quarter 1.  Adjusted Net Income(2) was $2.6 million as compared to $2.9 million in the prior year.  Adjusted Diluted EPS(2) was $0.03 per share, versus $0.03 per share last year.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “We are very pleased to report that all Clarient integration activities have now been completed.  The consolidation of our Irvine facility into our newly renovated Aliso Viejo facility in late March was executed extremely well.  In addition, we have now adjusted many processes to reflect the significantly higher volume in the Aliso Viejo Lab, and our operations are rapidly returning to normal.  Integrating the customers, lab operations, and facilities of two equally-sized laboratories was an enormously complex task, and we are very proud of our employees for accomplishing this within the first 15 months after the acquisition.  We also want to thank our customers for their patience over the last five months.”

Mr. VanOort continued, “Quarter 1 financial performance was largely as expected given the impact of the integration activities on our business.  While we still expect some residual impacts to growth in Quarter 2, the vast majority of the integration distractions should be behind us by the end of the second quarter.  With our laboratory teams now operating under one roof in Southern California, and all our customers on the same laboratory information and billing systems, we believe it will be easier to create efficiencies and realize synergies.  We are pursuing a number of opportunities that we expect will lead to increased profitability in the second half of the year.

Mr. VanOort concluded, “Our Pharma Services Division continues to have excellent momentum with the backlog of signed contracts growing to $41.5 million at the end of Quarter 1.  Our experience in Immuno-Oncology trials and the breadth and depth of our test menu are increasingly attractive to leading pharmaceutical companies.  We expect to open our new Geneva Switzerland lab facility by the end of Quarter 3, and we are starting to receive client interest for that facility to support European clinical trials.  Although the recent increase in backlog has not yet resulted in meaningful top line growth, we expect Pharma Services revenue to increase nicely as we progress through 2017 and beyond.”

Quarter 2 and Full-Year 2017 Financial Outlook:

NeoGenomics also issued preliminary guidance for the second quarter 2017 today.  The Company expects second quarter 2017 consolidated revenue to be in the range of $62 - $64 million and GAAP Diluted EPS to be a loss of ($0.04) – ($0.03) per share.   The Company expects Adjusted EBITDA(2) to be $8 - $10 million, Adjusted Net Income(2) to be $2.8 - $3.6 million, and Adjusted Diluted EPS(2) to be $0.03 - $0.04 per share.

Based on current trends in operations, the Company also revised its full year consolidated 2017 revenue to be $255 - $265 million (previously $260 - $275 million) and GAAP Diluted EPS to be a loss of ($0.10) – ($0.06) per share (previously a loss of ($0.10) – ($0.05) per share).  The Company expects Adjusted EBITDA(2) to be $39 - $46 million (previously $42 - $50 million), Adjusted Net Income(2) to be $15 - $18 million (previously $15 - $19 million), and Adjusted Diluted EPS(2) to be $0.17 - $0.21 per share (previously $0.17 - $0.22 per share).

Please also refer to the tables reconciling forecasted Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA to their closest GAAP equivalents in the section of this report entitled “Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures.”

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan.  Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

2017 Annual Meeting and Analyst/Investor Day:

NeoGenomics has scheduled its 2017 Annual Meeting for Thursday, May 25, 2017 at 8:00 AM at the Renaissance ClubSport Aliso Viejo Laguna Beach Hotel in Aliso Viejo, California.  Following the Annual Meeting of shareholders, the Company will hold a series of presentations for analysts and investors to highlight recent developments of interest.   In addition, guided tours of the Company’s newly remodeled Aliso Viejo laboratory facility will be available.  Investors interested in attending are encouraged to register by contacting Ms. Sherry Terzian at sherry.terzian@neogenomics.com

_____________________

(1)	Clinical genetic tests exclude tests performed for Pharma Services customers and tests performed by PathLogic.

(2)

NeoGenomics has provided adjusted financial information that has not been prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS.  Each of these measures is defined in the section of this report entitled “Non-GAAP Financial Measures,” and the basis for using these measures is explained in the section entitled “Basis for Non-GAAP Adjustments.”  See also the tables reconciling such measures to their closest GAAP equivalent.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q1 2017 results on Wednesday, April 26, 2017 at 11:00 AM EDT.  Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call.  A replay of the conference call will be available until 11:59 PM on May 10, 2017 and can be accessed by dialing (877) 481-4010 (domestic) and (919) 882-2331 (international). The playback conference ID Number is 10337.  The web-cast may be accessed under the Investor Relations section of our website at http://neogenomics.com/ or http://investorcalendar.com/IC/CEPage.asp?ID=175855.  An archive of the web-cast will be available until 11:59 PM on July 26, 2017.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services.  The Company provides one of the most comprehensive oncology-focused testing menus in the world for Physicians to help them diagnose and treat cancer.  The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo, Fresno, and West Sacramento, California; Tampa and Fort Myers, Florida; Houston, Texas and Nashville, Tennessee.  NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the information set forth in the “Full-Year 2017 Financial Outlook”.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisition of the Clarient business, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-K filed with the SEC on March 14, 2017.  As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.  In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.

Steven C. Jones

Executive Vice President & Dir. of Investor Relations

(239) 325-2001

sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

ASSETS	March 31, 2017	December 31, 2016
Cash and cash equivalents	$11,036	$12,525
Accounts receivable (net of allowance for doubtful accounts of $14,644 and $13,699, respectively)	61,718	55,512
Inventory	5,970	6,253
Other current assets	5,857	4,535
Total current assets	84,581	78,825

Property and equipment (net of accumulated depreciation of $31,012 and $27,102, respectively)	36,531	34,036
Intangible assets, net	75,339	77,064
Goodwill	147,019	147,019
Other assets	167	174
TOTAL ASSETS	$343,637	$337,118

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable and other current liabilities	$31,042	$29,380
Short-term portion of capital leases and senior debt	8,834	8,733
Total current liabilities	39,876	38,113

Long-term Liabilities:
Long-term portion of capital leases and senior debt	102,154	97,436
Deferred income tax liability, net	14,143	14,973
Total long-term liabilities	116,297	112,409

TOTAL LIABILITIES	156,173	150,522

Series A Redeemable Convertible Preferred Stock	25,439	22,873
Stockholders' equity	162,025	163,723
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$343,637	$337,118

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Net Revenue:
Clinical testing	$56,690	$54,622
Pharma Services	4,986	5,082
Total Revenue	61,676	59,704

Cost of revenue	34,480	32,531
Gross Profit	27,196	27,173
Operating expenses:
General and administrative	20,801	18,005
Research and development	862	1,446
Sales and marketing	5,648	5,800
Total operating expenses	27,311	25,251
Income (Loss) From Operations	(115)	1,922
Interest expense, net	1,364	1,593
Income (loss) before taxes	(1,479)	329
Income tax expense (benefit)	(825)	174
Net Income (Loss)	(654)	155

Deemed dividends on preferred stock	894	1,840
Amortization of preferred stock beneficial conversion feature	1,672	3,727
Net Loss Attributable to Common Stockholders	$(3,220)	$(5,412)

(Loss) per Common Share:
Basic	$(0.04)	$(0.07)
Diluted	$(0.04)	$(0.07)

Weighted Average Shares Used in Computation of Earnings per Common Share:
Basic	78,650	76,068
Diluted	78,650	76,068

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the three months ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(654)	$155
Adjs. to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,979	3,585
Amortization of debt issue costs	110	182
Amortization of intangible assets	1,725	2,026
Non-cash warrant and stock based compensation	1,130	703
Provision for bad debts	3,783	2,663
Changes in assets and liabilities, net	(11,759)	(2,255)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,686)	7,059

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,007)	(1,001)
NET CASH USED IN INVESTING ACTIVITIES	(3,007)	(1,001)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from revolving credit facility, net	5,006	-
Repayments to revolving credit facility	-	(10,044)
Repayment of capital lease obligations	(1,263)	(1,371)
Repayments on term loan, net	(932)	(8)
Issuance of common stock	505	1,298
Payments of equity issue costs	(112)	(97)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,204	(10,222)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,489)	(4,164)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	12,525	23,420
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$11,036	$19,256

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1,257	$1,416
Income taxes paid	$5	$207

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Equipment acquired under capital lease obligations	$1,898	$173

Use of non-GAAP Financial Measures

The Company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures.  Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of core operating results across reporting periods.  Management also uses non-GAAP financial measures for financial and operational decision making, planning and forecasting purposes and to manage the Company’s business. Management believes that these non-GAAP financial measures enable investors to evaluate our operating results and future prospects in the same manner as management.  The non-GAAP financial measures do not replace the presentation of GAAP financial results and should only be used as a supplement to and not as a substitute for the Company’s financial results presented in accordance with GAAP.  There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its net revenue.  In addition, the Company’s definition of the non-GAAP financial measures below may differ from non-GAAP measures used by other companies.

Definitions of Non-GAAP Measures

Non – GAAP Adjusted EBITDA

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash, stock-based compensation expense, and if applicable in a reporting period (v) acquisition related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non – GAAP Adjusted Net Income

“Adjusted Net Income” is defined by NeoGenomics as net income available to common shareholders from continuing operations plus: (i) non-cash amortization of customer lists and other intangible assets, (ii) non-cash, stock-based compensation expense, (iii) non-cash deemed dividends on preferred stock, (iv) non-cash amortization of preferred stock beneficial conversion feature, and if applicable in a reporting period (v) acquisition related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non-GAAP Adjusted Diluted EPS

“Adjusted Diluted EPS” is defined by NeoGenomics as Adjusted Net Income divided by Adjusted Diluted Shares outstanding.  Adjusted Diluted Shares outstanding is the sum of Diluted shares outstanding and the weighted average number of common shares that would be outstanding if the preferred stock were converted into common stock on the original issue date based on the number of days such common shares would have been outstanding in the reporting period.  In addition, if GAAP Net Income is negative and Adjusted Net Income is positive, Adjusted Diluted Shares will also include any options or warrants that would be outstanding as dilutive instruments using the treasury stock method.

Basis for Non-GAAP Adjustments

NeoGenomics basis for excluding certain expenses (income) from GAAP financial measures, are outlined below:

•

Amortization of intangible assets –The intangible assets that give rise to this amortization expense relate to acquisitions, and the amounts allocated to such intangible assets and the terms of amortization vary by acquisition and type of asset.  NeoGenomics excludes these items to provide a consistent basis for comparing operating results across reporting periods, pre and post-acquisition.

•

Stock-based compensation expenses – Because many of the company’s full-time physicians reside in California, state regulations against the corporate practice of medicine require us to retain their professional service

corporations rather than hire them as employees.   GAAP provides that variable stock based compensation treatment be applied for non-employee service providers. This variable accounting treatment can cause significant fluctuations in quarterly expense based on changes in the Company’s stock price from one quarter to the next and result in large positive or negative impacts to total operating expenses.  Without adjusting for these non-cash expenses, the Company believes it would be difficult to compare financial results from core operations across reporting periods on a consistent basis.

•

Deemed dividends on preferred stock – GAAP accounting for the unique structure of the Series A Redeemable Preferred Stock requires the Company to assume that such preferred stock will be outstanding for its entire ten-year term.   In addition, GAAP requires that the escalating preferred dividend rate over time be accelerated for accounting purposes and amortized on a straight-line basis over the ten-year life of the instrument, irrespective of the minimal contractual requirements for “paid in kind” stock dividends in the early years.  Since such implied dividends are not paid in cash, and since the Company believes that such preferred stock will be redeemed within the first three years it is outstanding, before any significant dividends have accrued under the contractual terms, the Company believes these non-cash expenses are not meaningful in evaluating the operating performance of the Company and it would be misleading to not adjust for such expenses across reporting periods.

•

Amortization of preferred stock beneficial conversion feature – This non-cash expense is also a direct result of the complex GAAP accounting requirements for our Series A Redeemable Preferred Stock.  The Company believes this expense is not meaningful in evaluating the operating performance of the Company, distorts comparisons across reporting periods, and that it would be misleading to not adjust for such expenses across reporting periods.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended March 31,
	2017	2016
Net Income (Loss) (per GAAP)	$(654)	$155
Adjustments to Net Income (Loss):
Interest expense	1,364	1,593
Amortization of intangibles	1,725	2,026
Income tax expense (benefit)	(825)	174
Depreciation	3,979	3,585
EBITDA	$5,589	$7,533
Further adjustments to EBITDA:
Non-cash stock based compensation	1,130	703
Facility moving expenses	351	-
Adjusted EBITDA (non-GAAP)	$7,070	$8,236

Reconciliation of GAAP Net Income Available to Common Stockholders to Non-GAAP Adjusted Net Income and GAAP Earnings per Share to Non-GAAP Adjusted Earnings per Share

(Unaudited, in thousands)

	For the Three-Months Ended March 31,
	2017	2016
Net loss available to common shareholders (GAAP)	$(3,220)	$(5,412)
Adjustments to Net Loss:
Amortization of intangibles	1,725	2,026
Non-cash stock-based compensation expenses	1,130	703
Deemed dividends/ PIK dividends on preferred stock	894	1,840
Facility moving expenses	351	-
Amortization of preferred stock beneficial conversion feature	1,672	3,727
Adjusted net income (non-GAAP)	$2,552	$2,884

Net loss per common share (GAAP)
Diluted EPS	$(0.04)	$(0.07)
Adjustments to diluted loss per share:
Amortization of intangibles	0.02	0.02
Non-cash stock-based compensation expenses	0.01	0.01
Deemed dividends/ PIK dividends on preferred stock	0.01	0.02
Facility moving expenses	-	-
Amortization of preferred stock beneficial conversion feature	0.02	0.04
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares (3)	0.01	0.01
Adjusted Diluted EPS (non-GAAP)	0.03	0.03
Weighted average shares used in computation of adjusted diluted earnings per share:
Diluted Common Shares (GAAP)	78,650	76,068
Options & warrants not included in GAAP Diluted Shares (using treasury stock method)	1,693	2,271
Weighted Avg. Preferred Shares (as converted)	6,600	14,667
Adjusted Diluted Shares outstanding (non-GAAP)	86,943	93,006

_____________________

(3)

This adjustment compensates for the effects of including the Series A Preferred Shares on an as-converted basis and the treasury stock impact of outstanding stock options and warrants in the Adjusted Diluted Shares outstanding, both of which are not included in GAAP Diluted Shares outstanding.

Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures

2017 net income available to common stockholders calculated in accordance with GAAP will be impacted by certain non-cash charges, including: (i) expenses related to variable stock-based compensation, (ii) approximately $7.0 million of expense related to the amortization of customers lists and other intangibles from the Clarient acquisition, (iii) approximately $3.9 million of deemed preferred stock dividends, and (iv) approximately $6.7 million of related to the amortization of the beneficial conversion feature related to the preferred stock issued in connection with the Clarient acquisition.  These non-cash charges have been included in GAAP net income (loss) available to common shareholders and GAAP net income (loss) per share; however, they have been removed from Adjusted Net Income and Adjusted Diluted Net Income per Share.

The following table reconciles our 2017 outlook for Net Income, EBITDA and EPS to the corresponding non-GAAP measures of Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted EPS:

	For the Three-Months Ended June 30, 2017		For the Year Ended December 31, 2017
($,000's)	Low Range	High Range	Low Range	High Range
Net (Loss) available to common shareholders (GAAP)	$(2,900)	$(2,100)	$(8,300)	$(5,100)
Amortization of intangibles	1,700	1,700	6,900	7,000
Non-cash stock based compensation expense (4)	1,400	1,400	5,400	5,500
Preferred stock dividends and amortization of BCF	2,600	2,600	10,500	10,600
Facility moving expense & other one-time charges	-	-	400	400
Adjusted Net Income (Non-GAAP)	2,800	3,600	14,900	18,400
Interest and taxes	1,200	1,900	7,300	10,600
Depreciation	4,200	4,200	17,100	17,200
Adjusted EBITDA (Non-GAAP)	$8,200	$9,700	$39,300	$46,200

Net loss per common share (GAAP)
Diluted EPS	$(0.04)	$(0.03)	$(0.10)	$(0.06)
Adjustments to diluted loss per Share:
Amortization of intangibles	0.02	0.02	0.09	0.09
Non-cash stock based compensation expenses	0.02	0.02	0.07	0.07
Preferred stock dividends and amortization of BCF	0.03	0.03	0.13	0.13
Facility moving expense & other one-time charges	-	-	0.01	0.01
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares (3)	-	-	(0.03)	(0.03)
Adjusted Diluted EPS (non-GAAP):	$0.03	$0.04	$0.17	$0.21

Assumed shares Outstanding in 2017:
Diluted shares outstanding	79,300	79,500	79,200	79,700
Options and warrants not included in diluted shares	2,000	2,200	2,500	3,000
Series A Preferred Stock outstanding	6,600	6,600	6,600	6,600
Adjusted diluted shares outstanding (non-GAAP)	87,900	88,300	88,300	89,300

_____________________

(4)

Forecasts of non-cash stock-based compensation expense assume consistency in the Company’s stock price in 2017 and no further stock-based awards requiring variable accounting other than awards replacing exercised options and warrants.

Supplemental Information on

Clinical Genetic(1) Requisitions Received, Tests Performed, Revenue and Cost of Revenue

(unaudited, in thousands, except test & requisition data and per test & per requisition data)

	For the Three-Months Ended March 31,
	2017	2016	% Change
Requisitions received (cases)	94,528	88,824	6.4%
Number of tests performed	155,567	134,904	15.3%
Average number of tests/requisition	1.65	1.52	8.6%

Total clinical genetic testing revenue	$55,112	$52,751	4.5%
Average revenue/requisition	$583	$594	(1.8%)
Average revenue/test	$354	$391	(9.4%)

Cost of revenue	$28,915	$27,769	4.1%
Average cost/requisition	$306	$313	(2.2%)
Average cost/test	$186	$206	(9.7%)

Supplemental Information on

PathLogic Requisitions Received, Tests Performed, Revenue and Cost of Revenue

(unaudited, in thousands, except requisition data and revenue & cost per requisition)

	For the Three-Months Ended March 31,
Path Logic	2017	2016	% Change
Requisitions received (cases)	13,607	13,656	(0.4%)

Total testing revenue	$1,578	$1,871	(15.7%)
Average revenue/requisition	$116	$137	(15.3%)

Cost of revenue	$1,785	$1,677	6.4%
Average cost /requisition	$131	$123	6.5%